EXHIBIT 11
                                TSI Incorporated
                        Computation of Per Share Earnings

                                       Three Months Ended           Six Months Ended
                                          September 30                September 30
                                       1998          1997          1998          1997
                                   ------------   -----------   -----------   -----------
Basic
Weighted average shares
outstanding                          11,385,895    11,529,903    11,398,859    11,512,226
                                   ============   ===========   ===========   ===========

Net Earnings                       $  2,356,057   $ 1,770,616   $ 3,478,007   $ 3,252,870
                                   ============   ===========   ===========   ===========

Basic earnings per common share    $        .21   $       .15   $       .31   $       .28
                                   ============   ===========   ===========   ===========


Diluted
Weighted average common
shares outstanding                   11,385,895    11,529,903    11,398,859    11,512,226

Dilutive effect of stock
options and purchase awards -
based on the treasury stock
method                                  167,080       271,115       175,093       285,487
                                   ------------   -----------   -----------   -----------

Weigthed average common
shares outstanding and
dilutive shares                      11,552,975    11,801,018    11,573,952    11,797,713
                                   ============   ===========   ===========   ===========


Net Earnings                       $  2,356,057   $ 1,770,616   $ 3,478,007   $ 3,252,870
                                   ============   ===========   ===========   ===========

Fully diluted per share amounts    $        .20   $       .15   $       .30   $       .28
                                   ============   ===========   ===========   ===========
